                            SCHEDULE 14C INFORMATION
   INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES EXCHANGE
                                  ACT OF 1934
                               (AMENDMENT NO.  )



Check the appropriate box:

[X]   Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[ ]   Definitive Information Statement

                        GARTMORE VARIABLE INSURANCE TRUST
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)    Title of each class of securities to which transaction applies:
                                                                     -----------

2)    Aggregate number of securities to which transaction applies:
                                                                  --------------

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                                                  ------------------------------

4)    Proposed maximum aggregate value of transaction:
                                                      --------------------------

5)    Total fee paid:
                     -----------------------------------------------------------

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)    Amount Previously Paid:
                             ---------------------------------------------------

2)    Form, Schedule or Registration Statement No.:
                                                   -----------------------------

3)    Filing Party:
                   -------------------------------------------------------------

4)    Date Filed:
                 ---------------------------------------------------------------

                        GARTMORE VARIABLE INSURANCE TRUST
                           1200 River Road, Suite 1000
                        Conshohocken, Pennsylvania 19428
                                 (800) 848-6331


September __, 2004

Dear GVIT Small Cap Growth Fund Shareholders:

The enclosed Information Statement details recent changes to the subadvisers for the GVIT Small Cap Growth Fund (the "Fund"), a series of Gartmore Variable Insurance Trust (the "Trust").

Specifically, the Trust's Board of Trustees (the "Board") has approved, with respect to the Fund, the addition of Oberweis Asset Management, Inc. ("Oberweis") as a new subadviser to the Fund. The Trust has an exemptive order from the U.S. Securities and Exchange Commission that allows these changes to be made without shareholder approval. The exemptive order instead requires that this information statement be sent to you.

The Board approved the hiring of Oberweis as a new subadviser to the Fund upon the recommendation of Gartmore Mutual Fund Capital Trust, the Fund's investment adviser. This recommendation was based on several factors including:

      - the desire to add another subadviser to accommodate anticipated future Fund asset growth and also to replace one of the then-current subadvisers, Neuberger Berman, LLC;

      - the experience and success that Oberweis has had in managing other funds in the small cap growth style; and

      - the fact that Oberweis has a well-defined, systematic investment process.

Please read the enclosed Information Statement for additional information.

We look forward to continuing to serve you and the Fund in the future.

Sincerely,

Eric E. Miller
Secretary, Gartmore Variable Insurance Trust

                           GVIT SMALL CAP GROWTH FUND

                  A Series of Gartmore Variable Insurance Trust
                           1200 River Road, Suite 1000
                        Conshohocken, Pennsylvania 19428

                              INFORMATION STATEMENT

The Board of Trustees of Gartmore Variable Insurance Trust (the "Board") is furnishing this Information Statement with respect to the GVIT Small Cap Growth Fund (the "Fund"), a series of Gartmore Variable Insurance Trust (the "Trust"). All owners ("Contract Owners") of variable annuity contracts or variable life insurance policies ("variable contracts") who, as of the record date, had selected the Fund as an underlying investment option within their variable contract will receive this Information Statement. This Information Statement will be sent to Contract Owners on or about [September __,] 2004. The Trust received an exemptive order (the "Exemptive Order") from the U.S. Securities and Exchange Commission (the "SEC") which permits the Fund's investment adviser to hire new subadvisers which are unaffiliated with the Fund's investment adviser, to terminate subadvisory relationships and to make changes to existing subadvisory agreements with the approval of the Board, but without obtaining shareholder approval; provided, among other things, the Fund sends to their shareholders (or, in this case, the Contract Owners who have selected the Fund as an investment option) an information statement describing any new subadviser within 90 days of hiring such subadviser.

          WE ARE NOT ASKING YOU FOR A PROXY OR VOTING INSTRUCTIONS AND YOU ARE REQUESTED NOT TO SEND US A PROXY OR VOTING INSTRUCTIONS.

INTRODUCTION

The Fund is an investment portfolio or series of the Trust. The Trust, on behalf of the Fund, has entered into an Investment Advisory Agreement with Gartmore Mutual Fund Capital Trust (the "Adviser"). Pursuant to the Investment Advisory Agreement, the Adviser selects one or more subadvisers for the Fund and supervises the Fund's daily business affairs, subject to the supervision and direction of the Board. The Adviser selects subadviser(s) it believes will provide the Fund with high quality investment services consistent with the Fund's investment objectives and whose styles will complement each other in meeting the overall objective of the Fund. The Adviser is responsible for the overall monitoring of the Fund's subadviser(s).

Each subadviser to the Fund is independent of the Adviser, and each subadviser discharges its responsibilities subject to the oversight and supervision of the Adviser. The subadvisers are paid by the Adviser from the fees the Adviser receives from the Fund. In accordance with procedures adopted by the Board, a subadviser to the Fund may effect portfolio transactions through an affiliated broker-dealer and receive brokerage commissions in connection therewith as permitted by applicable law. See the section "More About Fees and Expenses" below for further information.

The purpose of this Information Statement is to report the addition of Oberweis Asset Management, Inc. ("Oberweis") as new a subadviser to the Fund. Oberweis began serving as a Fund subadviser on June 14, 2004, following a decision by the Board on June 10, 2004 to approve a subadvisory agreement with Oberweis with respect to the Fund. The decision by the Board to add Oberweis as a subadviser, as well as other important information, is described in more detail below.

Currently one other subadviser also manages a portion of the Fund's portfolio, Waddell & Reed Investment Management Company ("Waddell & Reed"), located at 6300 Lamar, Overland Park, Kansas, 66201

Concurrently with the approval of Oberweis, the Board also approved a recommendation of the Adviser to terminate the subadvisory agreement with Neuberger Berman, LLC. ("Neuberger"), effective June 14, 2004.


RECOMMENDATIONS TO ADD SUBADVISER

As part of the Adviser's duties to select and supervise the Fund's subadvisers, the Adviser is responsible for communicating performance expectations to and evaluating the performance of the subadvisers and recommending to the Board whether new subadvisers should be hired and whether a subadviser's contract with the Trust should be renewed, modified, or terminated. The Adviser periodically provides written reports to the Board describing the results of its evaluation and monitoring functions.

As noted above, the Fund has a multi-manager structure, in which each subadviser invests a portion of the Fund's assets. Each manager invests in the stocks of small capitalization ("small cap") growth companies, but each does it in a different way. Waddell & Reed manages to a small cap growth strategy by seeking companies whose earnings it believes are likely to grow faster than the economy. Neuberger was also a small cap growth manager but focused on fundamental research and quantitative analysis. As part of its ongoing monitoring duties, the Adviser reviewed the recent performance of the Fund and allocation of the Fund's assets among its managers.

The Adviser recommended the termination of the Fund's subadvisory agreement with Neuberger due to long-term lagging performance issues which were not addressed by Neuberger. Therefore, the Adviser recommended to the Board that the Fund terminate its subadvisory agreement with Neuberger and add a new manager in order to provide the Fund with additional capacity and at the same time determined that the current assets would be reallocated equally between Waddell & Reed and the new subadviser. The Adviser conducted a broad search and review of small cap growth investment managers. The Adviser performed extensive research and analysis of many factors, including performance records, investment styles, and strength and depth of management. In assessing potential subadvisers for the Fund, all investment managers with at least a five-year track record in managing small cap growth portfolios were identified. The universe of potential subadvisers was then reviewed on relative performance. For those investment managers that met the performance requirements, a number of qualitative and quantitative factors were applied, including whether the investment manager is recognized within the mutual fund industry for its small cap growth management capabilities and performance, whether the investment manager is a competitor with the Adviser or its affiliate Nationwide Financial Services, Inc., and whether the investment manager is able to manage a significant amount of additional assets before reaching its maximum capacity in the applicable small cap growth style. Discussions and on-site due diligence visits were then conducted with a number of the investment managers that met the above qualitative and quantitative measures.

Oberweis

Oberweis was selected for a number of reasons, including its fundamental research and quantitative analysis. Oberweis' style falls between growth and momentum and is referred to by Oberweis as `aggressive growth at a reasonable price.' Oberweis focuses on a small universe of stocks and analyzes them based on these eight factors which include: (1) revenue growth of 30% or more in latest quarter; (2) earnings growth of 30% or more in latest quarter; (3) price/earnings ratio less than half the company's rate of growth; (4) products or services offering the potential of extraordinarily rapid and sustained growth; (5) earnings acceleration; (6) reasonable price/sales ratio relative to industry peers; (7) high quality earnings; and (8) upper quartile relative strength. Oberweis considers these eight factors as guidelines for evaluating the many companies it reviews to identify those companies that have the potential for above-average long-term growth. Such factors and the relative weight given to each will vary with economic and market conditions and the type of company being evaluated. No one factor will justify, and any one factor could rule out, an investment in a particular company.

Oberweis' policies were developed by James D. Oberweis, founder of Oberweis. James W. Oberweis and James D. Oberweis are co-portfolio managers of Oberweis' portion of the Fund and James W. Oberweis oversees the investment decisions of the portfolio. James W. Oberweis, a holder of the CFA designation and an MBA from the University of Chicago, is the President and a director and controlling shareholder of Oberweis. James D. Oberweis is the Chairman of the Board and a controlling shareholder of Oberweis. James D. Oberweis has in excess of 30 years of investment experience.

Upon completion of its analysis and search, the Adviser decided to recommend that Oberweis be added as a small cap growth subadviser to the Fund. In addition, to the specific factors described above, the Adviser also considered Oberweis capacity to take on additional small cap growth assets in deciding to recommend Oberweis. The Adviser believes that the addition of Oberweis will complement Waddell & Reed's core small cap growth strategy and improve the overall management and performance of the Fund.

BOARD CONSIDERATIONS

At a regular meeting of the Board on June 10, 2004, the Board reviewed the Adviser's recommendations to hire Oberweis as a subadviser to the Fund. The Board reviewed a report prepared by the Adviser that described in detail the basis for such recommendation and also reviewed a proposed subadvisory agreement among the Trust, the Adviser, and Oberweis. Specifically, the Board of Trustees met with representatives from Oberweis, who described

Oberweis' investment philosophy and process in detail. In particular the Board considered the nature and quality of the services proposed to be provided to the Fund, including (1) Oberweis' successful investment style which captures market inefficiencies in the small cap section of the market and its portfolio optimization process,

The Board also considered the performance of Oberweis, in particular, (1) Oberweis' strong five year performance track record in managing small cap growth funds in which Oberweis has consistently outperformed the Russell 2000 Growth index and the experienced team of investment personnel assigned to manage the Fund. The Board considered the fact that the same fees will be paid to the Oberweis as are paid to the existing subadviser and as were previously paid to Neuberger. The Trustees also carefully considered the need to increase the capacity of the Fund in order to accommodate future asset growth. Based on the information provided to the Board of Trustees and the presentations made by the Adviser and Oberweis, the Trustees determined that Oberweis had established a strong record of small cap investing.

Having carefully considered the Adviser's recommendation, the reasons for it and the information presented by representatives of Oberweis, the Board, including a majority of the Trustees who were not "interested persons" of the Adviser or Oberweis (as that term is defined in the Investment Company Act of 1940, as amended), approved the appointment of Oberweis to serve as a new subadviser for the Fund. The appointment of Oberweis as the subadviser took effect on June 14, 2004. The Board also approved the form of the new subadvisory agreement among the Adviser, the Trust, and Oberweis (the "Agreement"). In doing so, the Board found that the compensation payable under the proposed Agreement with Oberweis was fair and reasonable in light of the services to be provided and the expenses to be assumed by Oberweis under such agreement with respect to the Fund.

THE NEW SUBADVISORY AGREEMENT

The Agreement, effective as of June 14, 2004, was approved by the Board of Trustees on June 10, 2004. The terms of the Agreement are substantially the same as those entered into with Waddell & Reed and the fees payable to Oberweis are the same as those paid to Neuberger and Waddell & Reed. In accordance with the Exemptive Order, the Agreement will not be submitted to the Fund's shareholders for their approval. The following is a brief summary of the material terms of the Agreements.

Term. The Agreement took effect on June 14, 2004, has an initial one-year term and will continue automatically for a successive one-year term thereafter so long as its continuance is approved annually by the Board. The Agreement can be terminated on not more than 60 days' notice by the Adviser, the Trust on behalf of the Fund, or Oberweis. The Agreement terminates automatically if assigned by any party.

Fees. Under the Agreement, the annual fee payable by the Adviser to Oberweis (as a percentage of the Fund's average daily net assets) is 0.60% of the assets managed by Oberweis.

Duties. Under the Agreement, the Adviser is responsible for assigning a portion of the Fund's assets to Oberweis and for overseeing and reviewing the performance of Oberweis. Oberweis is required to manage the portion of the Fund's portfolio allocated to it in accordance with the Fund's investment objective and policies, subject to the supervision of the Adviser and the Board.

Brokerage. Under the Agreement, Oberweis is authorized to purchase and sell securities on behalf of the Fund through brokers or dealers it selects and to negotiate commissions to be paid on such transactions. In doing so, Oberweis is required to use reasonable efforts to obtain the most favorable price and execution available but is permitted, subject to certain limitations, to pay brokerage commissions that are higher than what another broker might have charged in return for brokerage and research services.

Indemnification. Under the Agreement, Oberweis and its affiliates and controlling persons can not be held liable to the Adviser, the Trust, the Fund, or the Fund's shareholders in the absence of willful misfeasance, bad faith, or gross negligence on the part of Oberweis or a reckless disregard of its duties under the Agreement. The Agreement provides that nothing in the Agreement, however, relieves Oberweis from any of their obligations under federal and state securities laws and other applicable law.

Oberweis is required under the Agreement to indemnify the Adviser, the Trust, the Fund, and their respective affiliates and controlling persons for any liability or expenses sustained by them as a result of Oberweis' willful misfeasance, bad faith, gross negligence, reckless disregard of their duties, or violation of applicable law. The Agreement contains provisions pursuant to which the Adviser is required to indemnify Oberweis for any liability and expenses which may be sustained as a result of the Adviser's willful misfeasance, bad faith, gross negligence, reckless disregard of its duties, or violation of applicable law.

Regulatory Pronouncements. The Agreement also includes provisions arising from regulatory changes. These provisions include a requirement that Oberweis has established written proxy voting procedures in compliance with current, applicable laws and regulations, including, but not limited to, new Rule 30b1-4 under the 1940 Act. Also, the new provisions include language required by Rule 17a-10 that prohibits consultations between Oberweis and other subadvisers to funds affiliated with the Funds with respect to securities transactions entered into by Oberweis or its affiliates.

Further Information. The foregoing description of the Agreement is only a summary and is qualified in its entirety by reference to the text of the Agreement. A copy of the Agreement is on file with the SEC and is available (i) in person at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. (upon payment of any applicable fees); (ii) by mail at the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, DC 20549-6009 (upon payment of any applicable fees); or (iii) at the SEC's website - http://www.sec.gov - through the EDGAR system.

OTHER INFORMATION ABOUT OBERWEIS

The following table sets forth the name and principal occupation of the principal executive officer and each director or general partner of Oberweis. The address of each person listed below is 951 Ice Cream Drive, Suite 200, North Aurora, Illinois 60542.

     NAME                     PRINCIPAL OCCUPATION
     ----                     --------------------
     James D. Oberweis*       Chairman of the Board of Oberweis; and Chairman of
                              the Board, Oberweis Dairy, Inc.

     James W. Oberweis        President of Oberweis, April 2002 to present;
                              Portfolio Manager of The Oberweis Funds since
                              December 1995, and held other officer positions
                              from 1995 to March 2002; and President and
                              Director of Oberweis Securities, Inc. ("OSI") from
                              September 1996 to present.

     Patrick B. Joyce         Executive Vice President, Secretary and Director
                              of Oberweis; and Executive Vice President and
                              Director of OSI.

     Martin L. Yokosawa       Senior Vice President of Oberweis; and Senior Vice
                              President of OSI.

     Steven J. LeMire         Vice President, Administration, of Oberweis from
                              June 2000 to present; and Compliance Manager of
                              Oberweis from March 1997 to June 2000.

      *     James D. Oberweis is the father of James W. Oberweis


As of June 14, 2004, the following persons owned, of record or beneficially, 10% or more of the outstanding voting securities of Oberweis: James D. Oberweis and James W. Oberweis. Both James D. Oberweis and James W. Oberweis, individually, are controlling shareholders of Oberweis.

Oberweis currently serves as investment adviser to one other investment company that has investment objectives similar to those of the Fund. The net assets and investment advisory fees payable to Oberweis as of June 30, 2004, for the one other investment company are set forth in the following table:

             Fund                       Net Assets           Advisory Fees*
             -----                      ----------           --------------
Delaware Investments Optimum Fund       $10,301,043              0.70%

-------------------

*Calculated as an annual percentage of each fund's average daily nets assets.

MORE ABOUT FEES AND EXPENSES

The Fund pays the Adviser an investment advisory fee at the annual rate of 1.10% of average daily net assets of the Fund. This rate was decreased to an annual rate of 0.95% effective January 1, 2004.

During the fiscal year ended December 31, 2003, the Adviser received from the Fund advisory fees in the amount of $1,436,142 for the Fund based on its previous advisory fee.

During the fiscal year ended December 31, 2003, the Adviser paid fees to the Fund's subadvisers set forth below.

            Neuberger*                    $ 307,985
            Waddell & Reed                $ 454,223
                                          ---------
            TOTAL                         $ 762,208

             * Neuberger was terminated as a subadviser to the Fund effective June 14, 2004.

ADDITIONAL INFORMATION

As of June 14, 2004, the Fund had issued and outstanding:

      10,978,906  shares of beneficial interest designated as Class I shares
         873,598  shares of beneficial interest designated as Class II shares
          72,157  shares of beneficial interest designated as Class III shares

As of June 14, 2004, to the Trust's knowledge, the following are the only persons who had or shared voting or investment power over more than 5% of the outstanding shares of any class (collectively, the "shares") of the Fund:

                                 Amount and Nature of
Name and Address                 Voting and Investment Power
----------------                 ---------------------------
Class I
Separate Accounts of Nationwide  Shared voting and investment power over
Life Insurance Company           10,620,385.650 shares of the Fund representing
P.O. Box 182029                  97% of the Fund's outstanding Class I shares
c/o IPO Portfolio Accounting     and 89% of the Fund's total outstanding shares.

Columbus, OH  43218-2029

Class II
Separate Accounts of Nationwide    Shared voting and investment power over
Life Insurance Company             873,598.046 shares of the Fund representing
P.O. Box 182029                    100% of the Fund's outstanding Class II shares
c/o IPO Portfolio Accounting       and 7% of the Fund's total outstanding shares.
Columbus, OH  43218-2029

Class III
Nationwide Variable Account 4 of   Shared voting and investment power over
Nationwide Life Insurance Company  72,156.700 shares of the Fund representing
P.O. Box 182029                    100% of the Fund's outstanding Class III shares
Columbus, OH 43218-2029            and less than 1% of the Fund's total outstanding shares.

As of June 14, 2004, the officers and Trustees of the Trust as a group owned less than 1% of the outstanding shares of any class of the Fund.

Although Contract Owners are not being asked to vote on the addition of Oberweis as a subadviser to the Fund, the Trust is required by the rules of the U.S. Securities and Exchange Commission to summarize the voting rights of Contract Owners. Whenever a matter affecting the Fund requires shareholder approval, a shareholder meeting generally will be held and a proxy statement and proxy/voting instruction forms will be sent to the Fund's shareholders and to Contract Owners who have selected the Fund as an underlying mutual fund option. Contract Owners do not vote on such matters directly because they are not shareholders of the Fund, but they will be asked in the proxy statement to give voting instructions to those separate accounts that are shareholders of the Fund. These separate accounts will then vote the shares of the Fund attributable to the Contract Owners in accordance with the voting instructions received from the Contract Owners. If voting instructions are not received, the separate accounts will vote the shares of the Fund for which voting instructions have not been received in proportion (for, against or abstain) to those for which timely voting instructions have been received. Each share of the Fund is entitled to one vote, and each fraction of a share is entitled to a proportionate fractional vote. Contract Owners will also be permitted to revoke previously submitted voting instructions in accordance with instructions contained in the proxy statement sent to the Fund's shareholders and to Contract Owners.

The foregoing description of Contract Owner voting rights with respect to the Fund is only a brief summary of these rights. Whenever shareholder approval of a matter affecting the Fund is required, the proxy statement sent to shareholders and to Contract Owners will fully describe the voting rights of Contract Owners and the voting procedures that will be followed at the shareholder meeting.

Currently, Gartmore Distribution Services, Inc. ("GDSI"), an affiliate of the Adviser, acts as the Trust's principal underwriter. Gartmore SA Capital Trust ("GSA"), an affiliate of the Adviser and GDSI, serves as the Fund's administrator. The address for the Adviser, GDSI, and GSA is 1200 River Road, Suite 1000, Conshohocken, Pennsylvania 19428.

The Adviser, GDSI, and GSA are all indirect subsidiaries of Nationwide Corporation ("NWC"). The Adviser and GSA are wholly-owned subsidiaries of Gartmore Global Investments, Inc. ("GGI"). GGI is a wholly-owned subsidiary of Gartmore Group Limited, which in turn is a majority-owned subsidiary of Nationwide Asset Management Holdings, Ltd. ("NAMHL"). NAMHL is a wholly-owned subsidiary of Gartmore Global Asset Management Trust ("GGAMT"), which is a wholly-owned subsidiary of NWC. GDSI is a wholly owned subsidiary of Gartmore Global Asset Management, Inc., which is a wholly-owned subsidiary of GSA.

NWC's common stock is held by Nationwide Mutual Insurance Company (95.3%) and Nationwide Mutual Fire Insurance Company (4.7%), each of which is a mutual company owned by its respective policy holders. The address for each of NWC, Nationwide Mutual Insurance Company, and Nationwide Mutual Fire Insurance Company is One Nationwide Plaza, Columbus, Ohio 43215.

No officer or Trustee of the Trust is an officer, employee, or director of Oberweis, nor do any such officers or Trustees own securities issued by Oberweis or have any other material direct or indirect interest in Oberweis.

THE TRUST WILL FURNISH, WITHOUT CHARGE, A COPY OF THE TRUST'S MOST RECENT ANNUAL REPORT TO SHAREHOLDERS AND SEMI-ANNUAL REPORT TO SHAREHOLDERS SUCCEEDING THE ANNUAL REPORT, IF ANY, UPON REQUEST. THIS REQUEST MAY BE MADE EITHER BY WRITING TO THE TRUST AT THE ADDRESS CONTAINED ON THE FIRST PAGE OF THIS INFORMATION STATEMENT OR BY CALLING TOLL-FREE (800) 848-0920. THE ANNUAL REPORT AND THE SEMI-ANNUAL REPORT WILL BE MAILED TO YOU BY FIRST-CLASS MAIL WITHIN THREE BUSINESS DAYS OF RECEIPT OF YOUR REQUEST.

                                          By Order of the Board of Trustees of
                                            Gartmore Variable Insurance Trust,


                                                     Eric E. Miller, Secretary


September __, 2004